Exhibit (a)(5)(i)

Merck, on Behalf of Its Wholly Owned Subsidiary Cubist Pharmaceuticals, Announces Results of Tender Offer for Cubist’s 2.50% Convertible Senior Notes Due 2017, 1.125% Convertible Senior Notes Due 2018 and 1.875% Convertible Senior Notes Due 2020

KENILWORTH, N.J., Feb. 23, 2015 - Merck (NYSE: MRK), known as MSD outside the United States and Canada, on behalf of its wholly owned subsidiary Cubist Pharmaceuticals, Inc., today announced the results of its tender offer (the “Convertible Notes Tender Offer”) pursuant to which each holder of Cubist’s 2.50% Convertible Senior Notes due 2017 (the “2017 Convertible Notes”), 1.125% Convertible Senior Notes due 2018 (the “2018 Convertible Notes”) and 1.875% Convertible Senior Notes due 2020 (the “2020 Convertible Notes” and together with the 2017 Convertible Notes and 2018 Convertible Notes, the “Convertible Notes”) had the right (the “Fundamental Change Repurchase Right”), at such holder’s option, to require Cubist to repurchase for cash all of such holder’s Convertible Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 principal amount. The Fundamental Change Repurchase Right expired at the end of the day, immediately after 11:59 p.m., Eastern time, on Feb. 19, 2015 (the “Fundamental Change Expiration Time”), and was not extended. Cubist has been advised by The Bank of New York Mellon Trust Company, N.A., the Paying Agent and Conversion Agent for the Convertible Notes Tender Offer, and Mackenzie Partners, the Information Agent for the Convertible Notes Tender Offer, that none of the Notes were validly surrendered for repurchase prior to the Fundamental Change Expiration Time.

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Merck Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; Merck’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of Merck patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise except as required by applicable law. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2013 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).